                                                                   Exhibit 10.6


                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT is entered into this 10th day of November, 1998, by and between SERVICO, INC. ("Company") and DAVID BUDDEMEYER ("Buddemeyer").

         WHEREAS, Buddemeyer is employed by the Company pursuant to that certain Employment Agreement dated May 14, 1993 and pursuant to such agreement serves as President and Chief Operating Officer of the Company; and

         WHEREAS, Buddemeyer and the Company desire to terminate Buddemeyer's employment by the Company and to set forth their agreement with respect to such termination and certain other matters.

         NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, the parties agree as follows:

         1. TERMINATION OF EMPLOYMENT. Effective as of November 13, 1998 (the "Severance Date"), the employment of Buddemeyer by the Company will terminate and Buddemeyer shall not have any further rights, whether to employment, compensation or benefits, except as provided in this Agreement.

         2.       SEVERANCE COMPENSATION.

                  (a) SEVERANCE PAY. The Company shall pay to Buddemeyer an aggregate severance pay equal to $1,282,500.00 payable in two (2) equal installments on or before November 13, 1998 and April 1, 1999, net of applicable withholding taxes ("Severance Pay").

                  (b) HEALTH INSURANCE BENEFITS. For a period of one (1) year after the Severance Date, Buddemeyer shall be entitled to continue to participate, at the Company's expense, in the Company's health insurance program. Such benefit will be in full satisfaction of any rights which Buddemeyer may have to health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Benefits otherwise receivable by Buddemeyer pursuant to this Subparagraph (b) shall be reduced to the extent comparable benefits are actually received by Buddemeyer from a subsequent employer during the period during which the Company is required to provide such benefits, and Buddemeyer shall report any such benefits actually received by him to the Company.

                  (c) OTHER BENEFITS. Provided that there are no adverse tax consequences, the Company shall continue coverage for Buddemeyer, on the same terms and conditions as would be applicable if Buddemeyer were an active employee, under the Company's life insurance, group disability benefits and similar welfare benefit plans for



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         a period of one (1) year. Benefits otherwise receivable by Buddemeyer pursuant to this Subparagraph (c) shall be reduced to the extent comparable benefits are actually received by Buddemeyer from a subsequent employer during the period during which the Company is required to provide such benefits, and Buddemeyer shall report any such benefits actually received by him to the Company. In the event that adverse tax consequences would result from the continuation of benefits under this Subparagraph (c), the Company may pay to Buddemeyer an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage; provided, however, that such amount shall be reduced to the extent comparable benefits are actually received by Buddemeyer from a subsequent employer during the period during which the Company is required to provide such benefits, and Buddemeyer shall report any such benefits actually received by him to the Company. The payments provided for in this Subparagraph (c) shall be made not later than the thirtieth (30th) day following the Severance Date. At the time that payments are made under this Subparagraph (c), the Company shall provide Buddemeyer with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

         3.       STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

                  (a) Buddemeyer acknowledges that he holds currently exercisable stock options to purchase 423,500 shares of the Company's Common Stock which were granted to him pursuant to the Company's Stock Option Plan and 100,000 stock appreciation rights. To the extent any stock options or stock appreciation rights are not vested, they will continue to vest at the same time they would have vested had Buddemeyer remained an employee of the Company. A schedule of such options and the exercise prices thereof are listed on Schedule A.

                  (b) The parties acknowledge and agree that when the Company completes its merger with Lodgian, Inc., employees of the Company will cause Lodgian, Inc. to issue to Buddemeyer stock options and stock appreciation rights in equal amounts to Buddemeyer under the same terms and conditions of the stock option plan of the Company and the stock appreciation rights of the Company.

         4.       RESTRICTIVE COVENANTS.

                  (a) CONFIDENTIALITY. Buddemeyer agrees not to directly or indirectly disclose to any person or entity, or cause or authorize, directly or indirectly, any person or entity, to use any proprietary or confidential business information of the Company, except as required by law. This paragraph shall not apply, however, to any information that is already in the public domain or becomes available to the public through any act or failure to take action by Buddemeyer.

                  (b) NON-SOLICITATION. Buddemeyer agrees that he will not, for a period of one (1) year following the Severance Date, directly or indirectly, on behalf of himself



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         or any other person or entity, offer employment to, or in any manner solicit the services of Karyn Manasco, Mike Amaral or Bob Caron during the one year period.

                  (c) NON-DISPARAGEMENT AND FUTURE CONDUCT. Buddemeyer agrees that he will not knowingly engage in any activity which is inimical, contrary or harmful to the interests of the Company and shall not make any statements about or relating to the Company, its officers, directors, shareholders, agents, independent contractors, or counsel which are disparaging or likely to cause embarrassment.

                  (d) COOPERATION WITH THE COMPANY. In consideration for Buddemeyer's agreement to fully cooperate with respect to any reasonable request from the Company on an ongoing basis, the Company shall provide to Buddemeyer the rights and benefits set forth in this Agreement.

         5.       GENERAL RELEASES.

                  (a) Buddemeyer hereby releases, discharges and acquits the Company and its subsidiaries, affiliates, representatives, agents, employees, officers, directors, shareholders, counsel, assigns and successors (collectively referred to as "Releasees"), of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which Buddemeyer has against the Releasees relating to or arising out of the Employment Agreement or Buddemeyer's employment by the Company, including, but not limited to, wrongful discharge, breach of contract, tort, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided, however, that nothing contained herein shall release the Company from its obligation to Buddemeyer pursuant to this Agreement, including any right he may have to corporate indemnification.

                  (b) The Company hereby releases, discharges, and acquits Buddemeyer of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which the Company has or which the Company or any successor or assign of the Company may have against Buddemeyer relating to, arising out of or concerning Buddemeyer's negligent conduct, if any, in connection with or concerning the Employment Agreement or his employment with the Company; provided, however, that nothing herein shall release, discharge or acquit Buddemeyer from any such claims, demands, sums of money, actions, rights, causes of action, obligations or liabilities relating to, arising out of or concerning Buddemeyer's conduct which rises to a level more culpable than negligence, including, but not limited to, intentional misconduct or gross negligence.

         6. INDEMNITY OBLIGATION. The indemnity obligation of the Company to Buddemeyer, as an officer and director of the Company, shall continue in accordance with the terms and conditions of Article IX of the Company's Articles of Incorporation and Article VII



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of the Company's Bylaws with respect to actions taken or allegedly taken including, but not limited to, alleged acts, whether intentional or negligent, and whether active, passive or vicarious in nature, on or prior to the Severance Date notwithstanding the termination of Buddemeyer's employment to the extent permitted by law and the Company will take no action to diminish or reduce Buddemeyer's right to indemnification thereunder. If the Company and Lodgian, Inc. implement their merger, the Company will cause Lodgian, Inc. to assume Company's indemnity obligations and insurance obligations contained in this paragraph and in the Articles of Incorporation and Bylaws referenced herein.

         7. ADVICE OF COUNSEL. Buddemeyer represents and warrants that he has independently consulted with legal counsel and financial or other advisors of his choice with respect to this Agreement, that he has entered into this Agreement of his own free will, that he and such counsel have reviewed this Agreement, and that Buddemeyer has been informed by such counsel that the terms and provisions of this Agreement and the restrictive covenants contained herein are reasonable, enforceable and proper in duration, scope and effect.

         8.       MISCELLANEOUS.

                  (a) Each party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement; provided, however, that the Company will reimburse Buddemeyer for the attorneys' fees actually and reasonably incurred by him in connection therewith up to a maximum of $5,000.00.

                  (b) This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior communications, commitments and understandings, and this Severance Agreement may not be amended or modified except in a writing signed by both parties hereto.

                  (c) This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws principles thereunder.

                  (d) This Agreement may be executed in counterparts, each of which shall be considered an original but which shall constitute one and the same agreement.

                  (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, beneficiaries, estates, executors, personal representatives and legatees.

                  (f) Any notice herein required or permitted to be given to be effective shall be given in writing and may be personally delivered (including delivery by private courier services) or by telex, facsimile or telecopy, charges prepaid, to the party entitled thereto addressed as set forth below (or to such other address as may be specified by a party in accordance with this subsection), and shall be deemed to be duly given or made when delivered by hand, unless such day is not a business day in which case such delivery shall be deemed to be made or given as of the next succeeding business day or, in the case of telex, facsimile or telecopy, when sent, so long as it was



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         received during normal business hours on a business day and otherwise such delivery shall be deemed to be made or given as of the next succeeding business day:

              To:      David Buddemeyer
                       4379B Willow Pond Road
                       West Palm Beach, FL 33417

              with a copy to:

                       Wicker, Smith, Tutan, O'Hara, McCoy, Graham & Ford, P.A. 5th Floor Grove Plaza Building
                       2900 Middle Street (S.W. 28th Terrace)
                       Miami, FL 33133
                       Attention: Nicholas E. Christin, Esq.

              To:      Servico, Inc.
                       1061 Belvedere Road
                       West Palm Beach, FL 33406
                       Attention: President

              with a copy to:

                       Cadwalader, Wickersham & Taft
                       100 Maiden Lane
                       New York, NY 10038
                       Attention: Dennis J. Block, Esq.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written,

                                           COMPANY:

                                           SERVICO, INC.

                                           /s/ Joseph Calabro
                                           ------------------------------------
                                                                Acting Chairman

                                           /s/ David Buddemeyer
                                           ------------------------------------
                                           DAVID BUDDEMEYER



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                                   SCHEDULE A

                                David Buddemeyer


                                 SHARES OF                                             UNEXERCISED
  DATE OF GRANT                   GRANTED            GRANT PRICE        EXERCISED        OPTIONS
  -------------                  ---------           ------------       ---------      -----------

8/5/92                            100,000              $ 4.00              45,000         55,000

5/14/93                            50,000                4.00                   0         50,000

5/26/95                             5,000                9.50                   0          5,000

1/12/96                            13,500               10.75                   0         13,500

8/27/97                           300,000               16.75                   0        300,000

Stock Appreciation Rights
*8/27/97                          100,000               16.75                   0        100,000